                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G
                                   (Rule 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULE 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT
                                     TO 13d-2(b)
                                 (Amendment No. 3)*


                               Natural Wonders, Inc.
                            --------------------------
                                  (Name of Issuer)

                            Common Stock, $.01 par value
                         ----------------------------------
                            (Title of Class of Securities)

                                     0006390141
                                --------------------
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)               Page 1 of 14 pages

--------------------                 13G                     ------------------
CUSIP No. 0006390141                                         Page 2 of 13 pages

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Consumer Venture Partners I, L.P.

-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                      (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware limited partnership

-------------------------------------------------------------------------------

  NUMBER OF             5    SOLE VOTING POWER
                       -0-   Shares
                       --------------------------------------------------------
    SHARES              6    SHARED VOTING POWER
  BENEFICIALLY               1,170,720 Shares
   OWNED BY           ---------------------------------------------------------

     EACH               7   SOLE DISPOSITIVE POWER
   REPORTING                -0- Shares
    PERSON           ----------------------------------------------------------

     WITH               8   SHARED DISPOSITIVE POWER
                            1,170,720 Shares

-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,170,720 Shares
-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     / /
         SHARES*

-------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.61%
-------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            Page 2 of 14 pages

--------------------                 13G                     ------------------
CUSIP No. 0006390141                                         Page 3 of 13 pages

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Consumer Venture Associates, L.P.

-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                      (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware limited partnership

-------------------------------------------------------------------------------

  NUMBER OF             5    SOLE VOTING POWER
                       -0-   Shares
                       --------------------------------------------------------
    SHARES              6    SHARED VOTING POWER
  BENEFICIALLY               1,170,720 Shares
   OWNED BY           ---------------------------------------------------------

     EACH               7   SOLE DISPOSITIVE POWER
   REPORTING                -0- Shares
    PERSON           ----------------------------------------------------------

     WITH               8   SHARED DISPOSITIVE POWER
                            1,170,720 Shares

-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,170,720 Shares
-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     / /
         SHARES*

-------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.61%
-------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            Page 3 of 14 pages

--------------------                 13G                     ------------------
CUSIP No. 0006390141                                         Page 4 of 13 pages

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Consumer Venture Partners II, L.P.

-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                      (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware limited partnership

-------------------------------------------------------------------------------

  NUMBER OF             5    SOLE VOTING POWER
                       -0-   Shares
                       --------------------------------------------------------
    SHARES              6    SHARED VOTING POWER
  BENEFICIALLY               1,170,720 Shares
   OWNED BY           ---------------------------------------------------------

     EACH               7   SOLE DISPOSITIVE POWER
   REPORTING                -0- Shares
    PERSON           ----------------------------------------------------------

     WITH               8   SHARED DISPOSITIVE POWER
                            1,170,720 Shares

-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,170,720 Shares
-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     / /
         SHARES*

-------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.61%
-------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            Page 4 of 14 pages

--------------------                 13G                     ------------------
CUSIP No. 0006390141                                         Page 5 of 13 pages

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Consumer Venture Associates II, L.P.

-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                      (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware limited partnership

-------------------------------------------------------------------------------

  NUMBER OF             5    SOLE VOTING POWER
                       -0-   Shares
                       --------------------------------------------------------
    SHARES              6    SHARED VOTING POWER
  BENEFICIALLY               1,170,720 Shares
   OWNED BY           ---------------------------------------------------------

     EACH               7   SOLE DISPOSITIVE POWER
   REPORTING                -0- Shares
    PERSON           ----------------------------------------------------------

     WITH               8   SHARED DISPOSITIVE POWER
                            1,170,720 Shares

-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,170,720 Shares
-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     / /
         SHARES*

-------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.61%
-------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            Page 5 of 14 pages

--------------------                 13G                     ------------------
CUSIP No. 0006390141                                         Page 6 of 13 pages

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Pearson C. Cummin III

-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                      (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------

  NUMBER OF             5    SOLE VOTING POWER
                             20,001 Shares
                       --------------------------------------------------------
    SHARES              6    SHARED VOTING POWER
  BENEFICIALLY               1,170,720 Shares
   OWNED BY           ---------------------------------------------------------

     EACH               7   SOLE DISPOSITIVE POWER
   REPORTING                20,001 Shares
    PERSON           ----------------------------------------------------------

     WITH               8   SHARED DISPOSITIVE POWER
                            1,170,720 Shares

-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,190,721 Shares
-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     / /
         SHARES*

-------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.86%
-------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON *
         IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            Page 6 of 14 pages

--------------------                 13G                     ------------------
CUSIP No. 0006390141                                         Page 7 of 13 pages

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Christopher P. Kirchen

-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                      (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------

  NUMBER OF             5    SOLE VOTING POWER
                       -0-   Shares
                       --------------------------------------------------------
    SHARES              6    SHARED VOTING POWER
  BENEFICIALLY               1,170,720 Shares
   OWNED BY           ---------------------------------------------------------

     EACH               7   SOLE DISPOSITIVE POWER
   REPORTING                -0- Shares
    PERSON           ----------------------------------------------------------

     WITH               8   SHARED DISPOSITIVE POWER
                            1,170,720 Shares

-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,170,720 Shares
-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     / /
         SHARES*

-------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.61%
-------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON *
         IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            Page 7 of 14 pages

Item 1(a).     Name of Issuer:  Natural Wonders, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 30031 Ahern Street, Union City, California 94587.

Item 2(a). Names of Persons Filing: Consumer Venture Partners I, L.P. ("CVP I"), Consumer Venture Associates, L.P. ("Consumer Associates"), Consumer Venture Partners II, L.P. ("CVP II"), Consumer Venture Associates II, L.P. ("Consumer Associates II"), Pearson C. Cummin III and Christopher P. Kirchen. Messrs. Cummin and Kirchen (collectively, the "General Partners") are the general partners of Consumer Associates, the sole general partner of CVP I, and Consumer Associates II, the sole general partner of CVP II.

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               The address of the principal business office of CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners is Consumer Venture Group, Inc., Three Pickwick Plaza, Greenwich, CT 06830.

Item 2(c). Citizenship: CVP I, CVP II, Consumer Associates and Consumer Associates II are limited partnerships organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).     Title of Class of Securities:  Common Stock, $.01 par value.

Item 2(e).     CUSIP Number:  0006390141

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)  [  ]  Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

               (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act.

               (c)  [  ]  Insurance Company as defined in Section 3(a)(19) of the Act.

               (d)  [  ]  Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

               (e)  [  ]  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

               (f)  [  ]  Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                            Page 8 of 14 pages

               (g)  [  ]  Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G) of the Act.

               (h)  [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.


               Not Applicable.

Item 4.        Ownership.

               (a) Amount Beneficially Owned: Each of CVP I, CVP II, Consumer Associates and Consumer Associates II (individually as "Entity" and collectively the "Entities") may be deemed to own beneficially 1,170,720 shares of Common Stock as of December 31, 1997. CVP I is the record owner of 969,270 shares and CVP II is the record owner of 201,450 shares. (The shares held of record by CVP I and CVP II are referred to collectively herein as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,170,720 shares of Common Stock. Additionally, in their capacities as individual general partners of Consumer Associates and Consumer Associates II, each of the General Partners may be deemed to own beneficially 1,170,720 shares of Common Stock. By virtue of having options exercisable within 60 days of December 31, 1997, Mr. Cummin may be deemed to beneficially own an additional 20,001 shares of Common Stock. Mr. Cummin expressly disclaims beneficial ownership of these 20,001 shares.

               (b) Percent of Class: CVP I: 14.61%; CVP II: 14.61%; Consumer Associates: 14.61%; Consumer Associates II:
                    14.61%; Mr. Cummin:  14.86%; Mr. Kirchen:  14.61%.  The
                    foregoing percentages are calculated based on the 8,015,164 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Natural Wonders, Inc. for the quarter ended October 30, 1997.

               (c)  Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: 20,001 shares for Mr. Cummin; 0 shares for all other reporting persons.

                    (ii)   shared power to vote or to direct the vote:  CVP
                           I:  1,170,720 shares; CVP II: 1,170,720 shares;
                           Consumer Associates: 1,170,720 shares; Consumer Associates II: 1,170,720 shares; each of the General Partners: 1,170,720.

                    (iii) sole power to dispose or to direct the disposition of: 20,001 shares for Mr. Cummin; 0 shares for all other reporting persons.

                            Page 9 of 14 pages

                    (iv) shared power to dispose or to director the disposition of: CVP I: 1,170,720 shares; CVP II:
                           1,170,720 shares; Consumer Associates: 1,170,720 shares; Consumer Associates II: 1,170,720 shares; each of the General Partners: 1,170,720.

               Each of CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners expressly disclaims beneficial ownership of any shares of Common Stock of Natural Wonders, Inc. reported herein to be beneficially owned by them, except in the case of CVP I, for the 969,270 shares which it holds of record, and in the case of CVP II, for the 201,450 shares which it holds of record.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable

Item 8.        Identification and Classification of Members of the Group.

               Not applicable. CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.        Note of Dissolution of Group.

               Not Applicable.

Item 10.       Certification.

               Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                             Page 10 of 14 pages

                                     SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1998

CONSUMER VENTURE PARTNERS I, L.P.

By:  Consumer Venture Associates, L.P.

     By: /s/ Pearson C. Cummin III
         ----------------------------
         Pearson C. Cummin III
         General Partner

CONSUMER VENTURE ASSOCIATES, L.P.

By: /s/ Pearson C. Cummin III
   ---------------------------
   Pearson C. Cummin III
   General Partner

CONSUMER VENTURE PARTNERS II, L.P.

By:  Consumer Venture Associates II, L.P.

     By: /s/ Pearson C. Cummin III
        -----------------------------
        Pearson C. Cummin III
        General Partner

CONSUMER VENTURE ASSOCIATES II, L.P.

By: /s/ Pearson C. Cummin III
  ------------------------------
    Pearson C. Cummin III
    General Partner

/s/ Pearson C. Cummin III
--------------------------
Pearson C. Cummin III

           *
--------------------------
Christopher P. Kirchen

                                           *By: /s/ Pearson C. Cummin III
                                                ---------------------------
                                                Pearson C. Cummin III
                                                 Attorney-in-Fact
_____________________________________________________________________________
This Schedule 13G was executed by Pearson C. Cummin III pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                           Page 11 of 14 pages

                                 EXHIBIT I

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Natural Wonders, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 11, 1998

CONSUMER VENTURE PARTNERS I, L.P.

By:  Consumer Venture Associates, L.P.


     By: /s/ Pearson C. Cummin III
        ----------------------------
        Pearson C. Cummin III
        General Partner

CONSUMER VENTURE ASSOCIATES, L.P.


By: /s/ Pearson C. Cummin III
   ----------------------------
   Pearson C. Cummin III
   General Partner

CONSUMER VENTURE PARTNERS II, L.P.

By:  Consumer Venture Associates II, L.P.


     By: /s/ Pearson C. Cummin III
         ---------------------------
         Pearson C. Cummin III
         General Partner

CONSUMER VENTURE ASSOCIATES II, L.P.


By: /s/ Pearson C. Cummin III
   ---------------------------
    Pearson C. Cummin III
    General Partner


/s/ Pearson C. Cummin III
---------------------------
Pearson C. Cummin III

                            Page 12 of 14 pages

            *
-------------------------
Christopher P. Kirchen


                               *By: /s/ Pearson C. Cummin III
                                    ---------------------------
                                    Pearson C. Cummin III
                                    Attorney-in-Fact
_____________________________________________________________________________
This Agreement was executed pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a
Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as
Exhibit 2.

                            Page 13 of 14 pages

                                                                   EXHIBIT II

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pearson C. Cummin III and Christopher
P. Kirchen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.

                                               /s/Pearson C. Cummin III
                                               --------------------------
                                               Pearson C. Cummin III


                                               /s/G. Clinton Merrick
                                               ---------------------------
                                               G. Clinton Merrick


                                               /s/Christopher P. Kirchen
                                               ----------------------------
                                               Christopher P. Kirchen


                              Page 14 of 14 pages